Exhibit 99.1
                                  NEWS RELEASE

For:     Trump Hotels & Casino Resorts, Inc.
         (NYSE:  DJT)

Contact: John P. Burke, Corporate Treasurer
         (212) 891-1500


                Trump Casino Holdings, LLC Issues Mortgage Notes

         For Immediate Release -- New York, NY - March 25, 2003 -- Trump Hotels & Casino Resorts, Inc. (NYSE: DJT) ("THCR" or the "Company") announced today that its subsidiary, Trump Casino Holdings, LLC, closed the private placement of $490 million aggregate principal amount of two new issues of mortgage notes, consisting of $425 million first priority mortgage notes due March 15, 2010, bearing interest at a rate of 11.625% per year payable quarterly in cash, sold at a price of 94.832% of their face amount for an effective yield of 12.75%, and $65 million second priority mortgage notes due September 15, 2010, bearing interest at a rate of 11.625% per year payable semi-annually in cash, plus 6% per year payable in pay-in-kind notes. The notes were issued by Trump Casino Holdings, LLC and Trump Casino Funding, Inc., two wholly-owned subsidiaries of THCR's operating subsidiary, Trump Hotels & Casino Resorts Holdings, L.P. ("THCR Holdings"), and are guaranteed on a secured basis, subject to certain exceptions and exclusions, by the subsidiaries of the issuers, including Trump's Castle Associates, L.P. (now known as Trump Marina Associates, L.P.), the owner of the Trump Marina Casino Resort in Atlantic City, New Jersey; Trump Indiana, Inc., the owner of the Trump Indiana Riverboat Casino in Gary, Indiana; and THCR Management Services, LLC, the manager of Trump 29 Casino located in the Palm Springs, California area. The net proceeds to Trump Casino Holdings were approximately $464 million.

         The net proceeds of the offering were used primarily to redeem and retire debt of THCR and certain subsidiaries as described below. Donald J. Trump, the Chairman of the Board, President and Chief Executive Officer of THCR, said, "We are very pleased to have concluded this financing. Obviously, with world conditions being what they are, the market has been difficult, but we persevered." Mr. Trump facilitated the offerings by making a $30 million investment in the Company which consisted of $15 million principal amount of second priority mortgage notes and a new issue of Series A Preferred Stock of THCR with a liquidation preference aggregating $15 million. The Series A Preferred Stock may in the future be exchanged for approximately 7,895,000 shares of Common Stock of THCR. The Series A Preferred Stock does not pay or accrue any dividend and may not be exchanged for Common Stock until such time as the stockholders of THCR approve such issuance. As discussed below, the THCR Holdings 15-1/2% Senior Secured Notes held by non-affiliated persons were called for redemption at the cash price of 102.583%, plus accrued interest. A spokesman for the Company said that, "Without Mr. Trump stepping up to the plate and buying new notes and accepting stock for his THCR Holdings Senior Secured Notes, the financing would not have succeeded. Mr. Trump again demonstrated his commitment to the Company and his faith in its future by investing $30 million in the Company."

         On March 25, 2003, the following debt securities were called for redemption on April 23, 2003:

            --  Trump's Castle Funding, Inc. 11-3/4% Mortgage Notes due 2003;

            -- Trump's Castle Funding, Inc. 13-7/8% Increasing Rate Subordinated Pay-in- Kind Notes due 2005; and

            -- Trump Hotels & Casino Resorts Holdings, L.P. 15-1/2% Senior Secured Notes due 2005

         Funds to effect these redemptions at the applicable optional redemption prices therefor were deposited with the Trustee for the issues on March 25, 2003. Approximately $89.3 million of net proceeds were used to acquire the THCR Holdings 15-1/2 % Senior Secured Notes in a private transaction from a non-affiliated third party at purchase price equivalent to the redemption price for such issue. In addition, a portion of the net proceeds of the offerings were used to retire approximately $70 million principal amount of bank debt of Trump Marina Associates, L.P.; approximately $20.3 million principal amount of bank debt of Trump Indiana, Inc.; and approximately $0.2 million principal amount of bank debt of THCR Management Holdings, LLC. THCR Holdings also caused approximately $35.5 million of THCR Holdings 15-1/2% Senior Secured Notes and $141.9 million of Trump's Castle PIK Notes to be cancelled at closing without payment. As a result of the offerings, Trump Marina Associates, L.P., Trump Indiana, Inc. and THCR Management Services, LLC became subsidiaries of Trump Casino Holdings, LLC, which itself a direct subsidiary of Trump Hotels & Casino Resorts Holdings, L.P.

         As previously reported, Ernst & Young, LLP, the independent auditor of THCR and its subsidiaries (including Trump's Castle Associates, L.P.) will re-issue its report on the audited financial statements of Trump's Castle Associates, L.P. without a going concern qualification.

         THCR is a public company which is approximately 47% beneficially owned by Donald J. Trump. At such time as the Series A Preferred Stock referred to above is exchanged for Common Stock of THCR, Mr. Trump's beneficial ownership of THCR would increase to approximately 56%. THCR is separate and distinct from all of Mr. Trump's real estate and other holdings.

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

         All statements, trend analysis and other information contained in this release relative to THCR's or its subsidiaries performance, trends in their operations or financial results, plans, expectations, estimates and beliefs, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expression, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of issuers, THCR notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. The forward-looking statements contained in this release were prepared by management and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the issuers. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. Readers of this release should consider these facts in evaluating the information contained herein. In addition, the business and operations of THCR and its subsidiaries are subject to substantial risks, which increase the uncertainty inherent in the forward-looking statements contained in this release. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by THCR or its subsidiaries or any other person that the forward-looking statements contained in the release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

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